Exhibit 99.1

NEWS from Carrington
FOR IMMEDIATE RELEASE
For Information Contact:
Carlton E. Turner, Chief Executive Officer
Bob Schnitzius, Chief Financial Officer
(972) 518-1300

CARRINGTON COMPLETES $8 MILLION FINANCING

Funding for:

  Human Tests of Nasal Powder Vaccine with Bird Flu
    Preservative Free
    No Cold Storage Required
    Room Temperature More Than 30 Months
  New Equipment For Operating Efficiencies
  Increase Working Capital

IRVING, TX - August 23, 2007 - Carrington Laboratories, Inc. (OTC: CARN) today announced it has entered into definitive agreements with certain institutional investors for the second tranche of an $8 million private placement of convertible debentures and common stock warrants subject to customary closing conditions. The first tranche of the private placement totaled approximately $4.4 million and closed on April 26, 2007. The second tranche totaled approximately $3.6 million.

The senior secured convertible debentures bear interest at a rate of ten percent per year. The debentures issued at the first closing are convertible into shares of the Company's common stock at an initial conversion price of $2.01 per share. The debentures issued at the second closing are convertible into shares of the Company's common stock at an initial conversion price of $0.80 per share, a premium over the closing market price on the date of the closing.

As part of this second closing transaction, Carrington also issued additional warrants that are exercisable to purchase 4,543,714 shares of the Company's common stock at a price of $0.80 per share. At the first closing there were two sets of warrants issued. Those warrants issued at the first closing and tied to the first tranche remain priced at $2.01, while those tied to the second tranche are priced at $0.80. The warrants are not exercisable until October 25, 2007 and have a seven-year term. The Company may potentially raise an additional $6 million from the issue of the warrants if all the investor warrants are exercised in full.

Subject to certain exceptions, the conversion price for the debentures and the exercise price for the warrants will be subject to anti-dilution adjustments. The debentures may be redeemed in full at any time by Carrington, at its option, subject to certain conditions, including triggering the exercisability of certain additional warrants. In addition, under certain circumstances Carrington may force the conversion of the debentures, depending on the performance of the Company's common stock.

The Company has agreed to file a shelf registration statement with the Securities and Exchange Commission on or before August 31, 2007, registering the resale of the common stock underlying the debentures and the warrants. The securities to be issued in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement or an exemption from such registration requirements. Dawson James Securities, Inc. served as exclusive placement agent.

The Company intends to use the proceeds for financing to further the development of its DelSite subsidiary's unique drug and vaccine delivery technologies and for general corporate purposes. Carlton E. Turner, Ph.D., D.Sc., President and CEO of Carrington, stated, "With the financing completed, we have the resources to rapidly proceed with the next steps of validating DelSite's nasal delivery technology, first with a toxicology study that was initiated last week, and then a full-scale human safety trial that we hope to commence by year-end."

About Carrington

Carrington Laboratories, Inc. is an ISO 9001-certified, research-based, biopharmaceutical and consumer products company currently utilizing naturally-occurring complex carbohydrates to manufacture and market products for mucositis, radiation dermatitis, wound and oral care, as well as to manufacture and market the nutraceutical raw material Manapol®. Carrington also manufactures and markets consumer products and manufactures quality products for other companies. Manufacturing operations comply with cGMP standards. Carrington's DelSite Biotechnologies subsidiary is developing its proprietary GelSite® technology designed to provide controlled release of peptide and protein-based drugs. Carrington's technology is protected by more than 130 patents in 26 countries. Select products carry the CE mark, recognized by more than 20 countries around the world. For more information, visit www.carringtonlabs.com.

Certain statements in this release concerning Carrington may be forward-looking. Actual events will be dependent upon a number of factors and risks including, but not limited to: subsequent changes in plans by the Company's management; delays or problems in formulation, manufacturing, distribution, production and/or launch of new finished products; changes in the regulatory process; changes in market trends; and a number of other factors and risks described from time to time in the Company's filings with the Securities & Exchange Commission.